Samaritan Pharmaceuticals Acquires Commercialization Rights to Market and Distribute Abiogen’s Cancer Drug Abioklad in Greece, Cyprus and Turkey

Samaritan’s Marketed Product Portfolio Expands to
Fourteen Hospital-Based Specialty Drugs

LAS VEGAS, March 19, 2008 (PRIME NEWSWIRE) – Samaritan Pharmaceuticals, Inc., (OTC BB:SPHC.OB - News) (http://www.samaritanpharma.com), a biopharmaceutical company committed to commercializing new innovative therapeutic drugs, has acquired the rights from Abiogen Pharma of Italy to distribute and sell the specialty pharmaceutical, Abioklad (Disodium Clodronate), in Greece, Cyprus, and Turkey.

Discovered by Abiogen Pharma, Abioklad (Disodium Clodronate) is a bisphosphonate that binds to calcium and inhibits osteoclastic bone resorption, crystal formation, and dissolution, resulting in a reduction of bone turnover. Abioklad is used for the treatment of cancer malignancy-associated hypercalcemia (high blood calcium), the inhibition of osteolysis (degeneration of bone tissue), and the decrease of bone pain associated with cancer.

“By acquiring the rights to Abioklad, we are not only strengthening our marketed product portfolio, we are offering a viable treatment to help cancer patients in the region who suffer with bone metastases carcinomas,” said Dr. Christos Dakas, Managing Director of Samaritan Europe. “We believe that there is a growing market for this drug in this territory, and we look forward to making Abioklad available in these countries.”

Dr. Janet Greeson, Samaritan Pharmaceuticals Chairman, President, and CEO,
added, “Today, with a slowing economy commercializing branded approved prescription products in Greece and Eastern Europe is a priority within Samaritan’s strategy to generate enough revenue to cover our burn rate and become cash-flow positive. We feel we can get Abioklad to market pretty quickly and appreciate the confidence the Abiogen team has in Samaritan.”

About Abiogen Pharma
Abiogen Pharma (http://www.abiogen.it) is a private Italian pharmaceutical company, founded in Pisa in 1997, involved in R&D, manufacturing and marketing. Abiogen has a prestigious R&D pipeline, has demonstrated significant skills in innovative compound development and is now broadening into the biotechnological field. Abiogen’s research with osteo-articular metabolism led to the marketing of four bisphosphonates and established Abiogen Pharma as a unique worldwide company.

About Samaritan Pharmaceuticals
“Transforming Today’s Science Into Tomorrow’s Cures...”
Samaritan Pharmaceuticals is an entrepreneurial biopharmaceutical company committed to bringing innovative life-saving drugs to suffering patients. For more information, please visit Samaritan’s website: http://www.samaritanpharma.com. Please register so we can notify you of upcoming conference calls, news, and events.

Disclaimer

The company disclaims any information created by an outside party and endorses only information communicated by its press releases, filings, and website. This news release contains forward-looking statements that reflect management’s current beliefs about the potential for its drug candidates, science, and technology. However, as with any biopharmaceutical under development, there are significant risks and uncertainties in the process of development and regulatory review. There are no guarantees that products will prove to be commercially successful. For additional information about the factors that affect the company’s business, please read the company’s latest Form 10-Q filed November 19, 2007. The company undertakes no duty to update forward-looking statements.

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Samaritan Pharmaceuticals, Inc.

Kristi Eads

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